Exhibit 5.1

Tel +1.214.220.7700 Fax +1.214.999.7816

April 30, 2024

Aviat Networks, Inc.

200 Parker Drive

Suite C100A

Austin, Texas 78728

Ladies and Gentlemen:

We have acted as counsel for Aviat Networks, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), with respect to (a) the Company’s (i) debt securities (the “Debt Securities”), in one or more series, which may be senior or subordinated in priority of payment, certain of which may be convertible or exchangeable into common stock, par value $0.01 per share, of the Company (“Common Stock”); (ii) shares of Common Stock and associated rights (the “Rights”) to purchase shares of Series A Participating Preferred Stock of the Company, par value $0.01 per share, all of which Rights are to be issued pursuant to the Tax Benefit Preservation Plan, dated as of March 3, 2020 (as amended and restated on August 27, 2020, the “Rights Agreement”), between the Company and Computershare, Inc., as rights agent (the “Rights Agent”); and (iii) shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), which may be convertible into shares of Common Stock, with the aggregate offering price of the Debt Securities, Common Stock and Preferred Stock not to exceed $400,000,000, and (b) the selling stockholder’s 736,750 shares of Common Stock (the “Selling Stockholder Shares” and collectively with the Debt Securities, Common Stock, and Preferred Stock, the “Securities” and each, a “Security”). The Securities may be issued from time to time pursuant to Rule 415 under the Securities Act. The Company has advised us that the Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in this Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s amended and restated certificate of incorporation, its Certificate of Designation of Series A Participating Preferred Stock, and its amended and restated bylaws, each as amended to the date hereof (collectively, the “Charter Documents”); (ii) resolutions adopted by the board of directors of the Company (the board of directors, or to the extent permitted by Section 141 of the Delaware General Corporation Law, a duly constituted and acting committee thereof, being referred to herein as the “Board”); (iii) the Form of Debt Indenture (the “Indenture”) included as Exhibit 4.7 to the Registration Statement; (iv) the Rights Agreement, (v) the Master Sale of Business Agreement, dated May 9, 2023, by and between the Company and NEC Corporation (“NEC”), as amended on November 30, 2023, (vi) the Registration Rights and Lock-Up Agreement, dated November 30, 2023, by and between the Company and NEC, and (vii)

such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

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As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws; (vii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (viii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (ix) any supplemental indenture relating to a series of Debt Securities to be issued under the Indenture will be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us; (x) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (xi) any Securities issuable upon conversion, exchange or exercise of any Security being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise; and (xii) with respect to shares of Common Stock or Preferred Stock offered, there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s Charter Documents and not otherwise reserved for issuance. We also have assumed that (i) the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and (ii) at the time of issuance and delivery of the Rights, there are a sufficient number of Rights and shares of Series A Participating Preferred Stock authorized under the Rights Agreement and the Charter Documents, as the case may be, and the Rights Agreement and are not otherwise reserved for issuance.

Based upon the foregoing, we are of the opinion that:

1. With respect to Debt Securities to be issued under the Indenture, when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “TIA”); (ii) the Board has taken all necessary corporate action to approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters; (iii) the terms of the Debt Securities and of their issuance and sale have been established so as not to violate any applicable law or result in a default under or breach of any

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agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, the Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

2. With respect to shares of Common Stock and the associated Rights, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Common Stock have been properly issued) either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), the shares of Common Stock will be legally issued, fully paid and non-assessable and the associated Rights will be valid and binding obligations of the Company.

3. With respect to shares of any series of Preferred Stock, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of the series, the terms of the offering thereof and related matters, including the adoption of a resolution establishing and designating the series and fixing and determining the preferences, limitations, and relative rights thereof and the filing of a certificate of designations with respect to the series with the Secretary of State of the State of Delaware as required under Section 151 of the Delaware General Corporation Law (the “Certificate of Designations”); and (ii) certificates representing the shares of the series of Preferred Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Preferred Stock have been properly issued) either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), the shares of the series of Preferred Stock will be legally issued, fully paid and non-assessable.

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4. The Selling Stockholder Shares proposed to be sold by the selling stockholder have been duly authorized and are legally issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument, Security or the Rights may be limited by or subject to (i) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles, and (ii) with respect to any Debt Securities denominated in a currency other than United States dollars, the requirement that a claim (or a foreign currency judgment in respect of such a claim) with respect to such Securities be converted to United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or governmental authority.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

It should be understood that the opinion in paragraph (2) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

The foregoing opinions are qualified in the following respects: (i) our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction; (ii) we express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom; and (iii) our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

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Very truly yours,

/s/ Vinson & Elkins L.L.P.